UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934

                       GENTLE DENTAL SERVICE CORPORATION
                               (Name of Issuer)

                                 Common Stock
                                 NO PAR VALUE
                        (Title of Class of Securities)

                                ---------------

                                   37245B10
                                (CUSIP Number)

                      Donaldson, Lufkin & Jenrette, Inc.
                      (Name of Persons Filing Statement)

                              Arthur S. Zuckerman
                         Donaldson, Lufkin & Jenrette
                                277 Park Avenue
                           New York, New York 10172
                                (212) 892-4688
                    (Name, Address and Telephone Number of
                     Person Authorized to Receive Notices
                              and Communications)

                               December 31, 1997
                    (Date of Event which Requires Filing of
                                this Statement)

                                ---------------

               If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following: [ ]


==============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 1 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sprout Growth II, L.P.
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         DE
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,246,673
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,246,673
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,246,673 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         11.8% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 2 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DLJ Growth Associates II, L.P.
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         DE
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,246,673
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,246,673
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,246,673 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         11.8% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 3 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DLJ Growth Associates (II), Inc.
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         DE
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,246,673
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,246,673
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,246,673 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         11.8% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 4 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sprout Capital VII, L.P.
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         DE
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,524,915
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,524,915
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,524,915 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         14.5% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 5 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DLJ Associates VII, L.P.
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         DE
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,524,915
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,524,915
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,524,915 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         14.5% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 6 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DLJ Capital Associates VII, Inc.
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         DE
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,524,915
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,524,915
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,524,915 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         14.5% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 7 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Kroon 1994 Limited Partnership
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         CT
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             2,771,588
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  2,771,588
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,771,588 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         26.3% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 8 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Patrick J. Boroian
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             2,771,588
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  2,771,588
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,771,588 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         26.3% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 9 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Philippe O. Chambon
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         France
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             2,771,588
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  2,771,588
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,771,588 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         26.3% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 10 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert E. Curry
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             2,771,588
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  2,771,588
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,771,588 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         26.3% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 11 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert Finzi
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             2,771,588
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  2,771,588
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,771,588 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         26.3% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 12 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Keith B. Geeslin
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             2,771,588
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  2,771,588
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,771,588 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         26.3% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 13 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The JHT 1994 Limited Partnership
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         CT
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             2,771,588
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  2,771,588
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,771,588 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         26.3% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 14 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Kathleen D. LaPorte
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             2,771,588
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  2,771,588
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,771,588 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         26.3% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 15 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Scott F. Meadow
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             2,771,588
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  2,771,588
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,771,588 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         26.3% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 16 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Arthur S. Zuckerman
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             2,771,588
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  2,771,588
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,771,588 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         26.3% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 17 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Janet A. Hickey
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             2,771,588
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  2,771,588
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,771,588 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         26.3% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 18 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Hal Tague
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             2,771,588
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  2,771,588
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,771,588 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         26.3% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 19 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Richard E. Kroon
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             2,771,588
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  2,771,588
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,771,588 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         26.3% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 20 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Mary Jane Kroon
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             2,771,588
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  2,771,588
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,771,588 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         26.3% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 21 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DLJ Capital Corporation
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         DE
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             2,852,694
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  2,852,694
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,852,694 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         27.0% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 22 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Donaldson, Lufkin & Jenrette, Inc.
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         DE
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             3,169,659
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  3,169,659
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,169,659 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         30.1% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 23 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Equitable Companies Incorporated
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         Not applicable
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         DE
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  -0-
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             3,169,659
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  3,169,659
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,169,659 - See Item 5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         30.1% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         CO, HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 24 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         AXA
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         Not applicable
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         France
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  See Item 5
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             See Item 5
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  See Item 5
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  See Item 5
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,169,659 - See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         30.1% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 25 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Finaxa
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         Not applicable
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         France
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  See Item 5
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             See Item 5
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  See Item 5
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  See Item 5
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,169,659 - See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         30.1% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 26 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         AXA Assurances I.A.R.D. Mutuelle
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         Not applicable
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         France
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  See Item 5
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             See Item 5
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  See Item 5
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  See Item 5
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,169,659 - See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         30.1% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 27 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         AXA Assurances Vie Mutuelle
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         Not applicable
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         France
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  See Item 5
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             See Item 5
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  See Item 5
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  See Item 5
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,169,659 - See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         30.1% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 28 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         AXA Courtage Assurance Mutuelle
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         Not applicable
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         France
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  See Item 5
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             See Item 5
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  See Item 5
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  See Item 5
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,169,659 - See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         30.1% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 29 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         AXA Conseil Vie Assurance Mutuelle
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         Not applicable
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         France
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  See Item 5
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             See Item 5
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  See Item 5
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  See Item 5
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,169,659 - See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         30.1% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 30 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Claude Bebear, as AXA Voting Trustee
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         Not applicable
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Citizen of France
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  See Item 5
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             See Item 5
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  See Item 5
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  See Item 5
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,169,659 - See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         30.1% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 31 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Patrice Garnier, as AXA Voting Trustee
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         Not applicable
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Citizen of France
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  See Item 5
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             See Item 5
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  See Item 5
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  See Item 5
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,169,659 - See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         30.1% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 37245B10                                     Page 32 of 64 Pages
-------------------------                              ------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Henri de Clermont - Tonnerre, as AXA Voting Trustee
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         Not applicable
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Citizen of France
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  See Item 5
                          ------------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             See Item 5
EACH REPORTING PERSON     ------------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  See Item 5
                          ------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  See Item 5
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,169,659 - See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         30.1% - See Item 5
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================


               Item 1.  Security and Issuer.

               The class of equity securities to which this statement relates is the common stock, no par value per share (the "Shares"), of Gentle Dental Service Corporation, a Washington corporation (the "Company"). The principal executive offices of the Company are located at 222 North Sepulveda Boulevard, El Segundo, California 90245.

               Item 2.  Identity and Background.

               This Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"): (1) Sprout Growth II, L.P., a Delaware Limited Partnership ("Sprout II"); (2) DLJ Growth Associates II, L.P., a Delaware Limited Partnership ("Growth LP"); (3) DLJ Growth Associates (II), Inc., a Delaware Corporation ("Growth Inc."); (4) Sprout Capital VII, L.P., a Delaware Limited Partnership ("Sprout VII" (together with Sprout II, the "Sprout Funds")); (5) DLJ Associates VII, L.P., a Delaware Limited Partnership ("DLJ VII"); (6) DLJ Capital Associates VII, Inc., a Delaware Corporation ("DLJCA VII"); (7) The Kroon 1994 Limited Partnership, a Connecticut Limited Partnership ("Kroon"); (8) Patrick J. Boroian; (9) Philippe O. Chambon; (10) Robert E. Curry; (11) Robert Finzi;
(12) Keith B. Geeslin; (13) The JHT 1994 Limited Partnership, a Connecticut Limited Partnership ("JHT"); (14) Kathleen D. LaPorte; (15) Scott F. Meadow;
(16) Arthur S. Zuckerman; (17) Janet A. Hickey; (18) Hal Tague; (19) Richard
E. Kroon; (20) Mary Jane Kroon; (21) DLJ Capital Corporation, a Delaware Corporation ("DLJCC"); (22) Donaldson, Lufkin & Jenrette, Inc., a Delaware Corporation ("DLJ"); (23) The Equitable Companies Incorporated, a Delaware corporation ("EQ"); (24) AXA, a societe anonyme organized under the laws of France ("AXA"); (25) Finaxa, a societe anonyme organized under the laws of France; (26) AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of France; (27) AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France; (28) AXA Courtage Assurance Mutuelle (formerly known as Uni Europe Assurance Mutuelle), a mutual insurance company organized under the laws of France; (29) AXA Conseil Vie Assurance Mutuelle (formerly known as Alpha Assurances Vie Mutuelle), a mutual insurance company organized under the laws of France, and (30) Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, trustees (the "AXA Voting Trustees") of a voting trust (the "AXA Voting Trust") established pursuant to a Voting Trust Agreement by and among AXA and the AXA Voting Trustees dated as of May 12, 1992, and as amended, January 22, 1997.

               Growth LP, Growth Inc., DLJ VII, DLJCA VII, DLJCC and DLJ are collectively referred to as the "DLJ Entities".

               Kroon, Patrick J. Boroian, Philippe O. Chambon, Robert E. Curry, Robert Finzi, Keith B. Geeslin, JHT, Kathleen D. LaPorte, Scott F. Meadow, Arthur S. Zuckerman, Janet A. Hickey, Hal Tague, Richard E. Kroon and Mary Jane Kroon are collectively referred to as the "General Partners".

               Sprout II is a Delaware limited partnership which makes investments for long term appreciation. DLJCC is the managing general partner of Sprout II. DLJCC makes all of the investment decisions on behalf of Sprout II.

               Growth LP is a Delaware limited partnership which makes investments for long term appreciation. Growth Inc. is the general partner of Growth LP. Growth Inc. makes all of the investment decisions on behalf of Growth LP.

               Growth Inc. is a Delaware corporation formed to make
investments for long term appreciation.   Growth Inc. is a wholly owned
subsidiary of DLJCC.

               Sprout VII is a Delaware limited partnership which makes investments for long term appreciation. DLJCC is the managing general partner of Sprout VII. DLJCC makes all of the investment decisions on behalf of Sprout VII.

               DLJ VII is a Delaware limited partnership which makes investments for long term appreciation. DLJCA VII is the general partner of DLJ VII. DLJCA VII makes all of the investment decisions on behalf of DLJ VII.

               DLJCA VII is a Delaware corporation formed to make investments for long term appreciation. DLJCA VII is a wholly owned subsidiary of DLJCC.

               Kroon is a Connecticut limited partnership which makes investments for long term appreciation. Kroon is one of the general partners of Growth LP and DLJ VII.

               Patrick J. Boroian is a general partner of Growth LP and DLJ VII and is a citizen of the United States. He is employed by Sprout Group and his principal occupation is venture capital investing.

               Philippe O. Chambon is a general partner of Growth LP and DLJ VII and is a citizen of France. He is employed by Sprout Group and his principal occupation is venture capital investing.

               Robert E. Curry is a general partner of Growth LP and DLJ VII and is a citizen of the United States. He is employed by Sprout Group and his principal occupation is venture capital investing.

               Robert Finzi is a general partner of Growth LP and DLJ VII and is a citizen of the United States. He is employed by Sprout Group and his principal occupation is venture capital investing.

               Keith B. Geeslin is a general partner of Growth LP and DLJ VII and is a citizen of the United States. He is employed by Sprout Group and his principal occupation is venture capital investing.

               JHT is a Connecticut limited partnership which makes investments for long term appreciation. JHT is a general partner of Growth LP and DLJ VII.

               Kathleen D. LaPorte is a general partner of Growth LP and DLJ VII and is a citizen of the United States. She is employed by Sprout Group and her principal occupation is venture capital investing.

               Scott F. Meadow is a general partner of Growth LP and DLJ VII and is a citizen of the United States. He is employed by Sprout Group and his principal occupation is venture capital investing.

               Arthur S. Zuckerman is a general partner of Growth LP and DLJ VII and is a citizen of the United States. He is employed by Sprout Group and his principal occupation is venture capital investing.

               Janet A. Hickey is a general partner of JHT and is a citizen of the United States. She is employed by Sprout Group and her principal occupation is venture capital investing.

               Hal Tague is a general partner of JHT and a citizen of the United States. He is employed as President of Overbrook Management Corp. and his principal occupation is investment management and administration.

               Richard E. Kroon is a general partner of Kroon and a citizen of the United States. He is employed by Sprout Group and his principal occupation is venture capital investing.

               Mary Jane Kroon is a general partner of Kroon and a citizen of the United States. She is not employed.

               DLJCC is a Delaware corporation formed to make investments in industrial and other companies to participate in the management of venture capital pools. DLJCC is a wholly owned subsidiary of DLJ.

               DLJ is a publicly held Delaware corporation. DLJ directly owns all of the capital stock of DLJCC. DLJ, acting on its own behalf or through its subsidiaries, is a registered broker/dealer and registered investment adviser engaged in investment banking, institutional trading and research, investment management and financial and correspondent brokerage services.

               EQ is a Delaware corporation and is a holding company. As of October 27, 1998, EQ owned, directly or indirectly, 72.18% of DLJ.

               AXA is a societe anonyme organized under the laws of France and a holding company for an international group of insurance and related financial services companies. As of March 1, 1998, approximately 59% of the outstanding common stock of EQ was beneficially owned by AXA. For insurance regulatory purposes, to insure that certain indirect minority shareholders of AXA will not be able to exercise control over EQ and certain of its insurance subsidiaries, the voting shares of EQ capital stock beneficially owned by AXA and its subsidiaries have been deposited into the AXA Voting Trust. For additional information regarding the AXA Voting Trust, reference is made to the Schedule 13D filed by AXA with respect to EQ. As of October 27, 1998, AXA directly owned 1.5% of DLJ.

               Finaxa is a societe anonyme organized under the laws of France and is a holding company. As of July 31, 1998, Finaxa controlled directly and indirectly approximately 20.6% of the issued ordinary shares (representing approximately 17.1% of the voting power) of AXA.

               Each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances
Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA Conseil Vie Assurance Mutuelle (collectively, the "Mutuelles AXA") is a mutual insurance company organized under the laws of France. Each of the Mutuelles AXA is owned by its policy holders. As of March 1, 1998, the Mutuelles AXA, as a group, control approximately 62.1% of the issued shares (representing approximately 74.0% of the voting power) of Finaxa.
Including the ordinary shares owned by Finaxa, on March 1, 1998, the Mutuelles AXA directly or indirectly controlled 24.7% of the issued ordinary shares (representing 34.8% of the voting power) of AXA. Acting as a group, the Mutuelles AXA control AXA and Finaxa.

               Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, the AXA Voting Trustees, exercise all voting rights with respect to the shares of EQ capital stock beneficially owned by AXA and its subsidiaries that have been deposited in the AXA Voting Trust. The business address, citizenship and present principal occupation of each of the AXA Voting Trustees are set forth on Schedule G attached hereto.

               The address of the principal business and office of each of the DLJ Entities and the Sprout Funds is 277 Park Avenue, New York, New York 10172. The address of the principal business and principal office of EQ is 1290 Avenue of the Americas, New York, New York 10104.

               The address of the principal business and principal office of each of the General Partners is:

               Patrick J. Boroian--c/o Sprout Group, 277 Park Ave., New York, NY 10172;

               Philippe O. Chambon--c/o Sprout Group, 3000 Sand Hill Rd., Building 3, Ste. 170 Menlo Park, CA 94025;

               Robert E. Curry--c/o Sprout Group, 3000 Sand Hill Rd., Building 3, Ste. 170, Menlo Park, CA 94025;

               Robert Finzi--c/o Sprout Group, 3000 Sand Hill Rd., Building 3, Ste. 170, Menlo Park, CA 94025;

               Keith B. Geeslin--c/o Sprout Group, 3000 Sand Hill Rd., Building 3, Ste. 170, Menlo Park, CA 94025;

               Kathleen D. LaPorte-- c/o Sprout Group, 3000 Sand Hill Rd., Building 3, Ste. 170, Menlo Park, CA 94025;

                Scott F. Meadow--520 Lake Cook Road, Suite 450, Deerfield, IL 60015;

               Arthur S. Zuckerman--c/o Sprout Group, 277 Park Ave., New York, NY 10172;

               Janet A. Hickey--c/o Sprout Group, 277 Park Ave., New York, NY 10172;

               Hal Tague--Overbrook Management Corp., 521 Fifth Avenue, New York, NY 10121;

               Richard E. Kroon--c/o Sprout Group, 277 Park Ave., New York, NY 10172;

               Mary Jane Kroon--c/o Richard E. Kroon, Sprout Group, 277 Park Ave., New York, NY 10172;

               The Kroon 1994 Limited Partnership--c/o Richard E. Kroon, Sprout Group, 277 Park Ave., New York, NY 10172;

               The JHT 1994 Limited Partnership--c/o Janet Hickey, Sprout Group, 277 Park Ave., New York, NY 10172.

               The address of the principal business and principal office of each of AXA and the AXA Voting Trustees is 9 Place Vendome, 75001 Paris, France; of Finaxa is 23, avenue Matignon, 75008 Paris, France; of each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun, 75009 Paris, France; of AXA Courtage Assurance Mutuelle is 26, rue Louis-le-Grande, 75002 Paris, France; and of AXA Conseil Vie Assurance Mutuelle is Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042
Paris La Defense, France.

               The name, business address, citizenship, present principal occupation or employment and the name and business address of any corporation or organization in which each such employment is conducted, of each executive officer or member, as applicable, of the Board of Directors, the Supervisory Board or the Conseil d'Administration (French analogue of a Board of Directors) of Growth Inc., DLJCA VII, DLJCC, DLJ, Equitable, AXA, Finaxa and the Mutuelles AXA are set forth on Schedules A through K, respectively, attached hereto.

               During the past five (5) years, neither any of the Reporting Persons nor, to the best knowledge of any of the Reporting Persons, any of the other persons listed on Schedules A through K attached hereto, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United States federal or state securities laws or finding any violation with respect to such laws.

               Item 3.   Source and Amount of Funds or Other Consideration.

               The general and limited partners of the Sprout Funds contributed $17,553,900 for 2,771,588 Shares. Such price was funded through internally generated funds.

               Item 4. Purpose of Transaction.

               The Sprout Funds have acquired the 7.0% Convertible
Subordinated Notes (the "Notes"), of the Company and the shares of Series D Preferred Stock no par value (the "Series D Preferred Stock"), of the Company (together, the "Securities") for general investment purposes. The Sprout
Funds reserve the right to change their business intent. Subject to the agreements discussed herein or attached hereto, and to market conditions and other factors, the Sprout Funds or other affiliates of DLJ may acquire or dispose of Securities from time to time in the future. The Sprout Funds may enter into agreements with third parties relating to acquisitions of securities, or open market, privately negotiated or other transactions. The Sprout Funds may enter into agreements with management of the Company relating to acquisitions of shares by members of management, issuances of options to management or may affect other similar agreements or transactions. Except as set forth herein, the Sprout Funds have no plan or proposals which relate to or would result in any of the transactions described in subparagraphs (a) through
(j) of Item 4 of Schedule 13D.

               Pursuant to the Securities Purchase Agreement (the "Purchase Agreement"), dated May 12, 1998, by and among the Company, Chase Venture Capital Associates, L.P. ("CVCA") and Sprout Capital VII, L.P. and Sprout Growth II, L.P. and certain of their affiliated entities (collectively with CVCA, the "Investors") the Sprout Funds acquired from the Company $9,181,321 in aggregate principal amount of 7.0% Convertible Subordinated Notes and 332,305 shares of Series D Preferred Stock. The Purchase Agreement is attached hereto as Exhibit D and is incorporated by reference herein.

               In order to create the Series A Preferred Stock, no par value (the "Series A Preferred Stock") of the Company, the Series B Preferred Stock, no par value (the "Series B Preferred Stock"), of the Company, the Series C Preferred Stock, no par value (the "Series C Preferred Stock") of the Company and the Series D Preferred Stock, the Company filed the Amendment to Restated Articles of Incorporation (the "Amendment") on May 14, 1998, attached hereto and incorporated herein by reference as Exhibit E.

               Pursuant to the Purchase Agreement, the Notes are initially convertible into 996,886 shares of Common Stock and, as described in the Amendment, the Series D Preferred Stock is initially convertible into 332,305 shares of Common Stock. The number of shares of Common Stock issuable upon conversion of such securities increases by one share for every $9.21 of accrued interest or dividends which the Company elects not to pay in cash. Also, pursuant to customary anti-dilution provisions contained in the Notes and the Series D Preferred Stock, the number of shares of the Common Stock issuable upon conversion of such securities shall be adjusted with respect to stock splits and combinations, stock dividends, below market sales, distributions, mergers, consolidations, reorganizations or preferred or convertible security sales. Upon the satisfaction of certain conditions precedent set forth in the Purchase Agreement, the Notes shall automatically be deemed to convert into shares of the Series B Preferred Stock or exchanged for new notes of a new holding company that owns all of the outstanding capital stock of the Company. The terms of such Series B Preferred Stock and new notes shall be substantially similar to that of the Notes.

               The Purchase Agreement contains covenants regarding the transfer of Securities. Investors must provide written notice, and in some cases opinions of counsel, to the Company prior to transferring any of the Securities. No Investor shall transfer its Securities, without the prior written consent of the Company, to any competitor of the Company.

               The Purchase Agreement provides that the Investors shall have access to the records of the Company and that the Company shall furnish its financial reports to each of the Investors. The Company covenants that it shall, among other things, pay its taxes, preserve its corporate existence, maintain and preserve its properties and use its best efforts to upgrade the listing of the Common Stock from the NASDAQ SmallCap Market System to the NASDAQ National Market System within 90 days of the First Closing. The Company covenants that it shall not, among other things, change the nature of its business, permit the Board (other than members appointed by the Investors) to exceed 15 members or make fundamental changes in the structure of the Company.

               Item 5.  Interest in Securities of the Issuer.

               (a) and (b) In a series of transactions in 1996 and 1997, the Sprout Funds acquired and for the purpose of Rule 13d-3 promulgated under the Exchange Act, are deemed to beneficially own 1,442,397 Shares. The Sprout Funds, through their ownership of 332,305 shares of Series D Preferred Stock and $9,181,321 aggregate principal amount of Notes, have acquired and, for the purpose of Rule 13d-3 promulgated under the Exchange Act, beneficially own an additional 1,329,191 Shares, representing approximately 12.6% of the outstanding Shares of the Issuer. In total, the Sprout Funds, for the purpose of rule 13d-3 promulgated under the Exchange Act, own 2,771,588 Shares, representing approximately 26.3% of the outstanding Shares of the Issuer.

               Except as set forth in this Item 5(a), neither the Sprout Funds, nor any other person controlling the Sprout Funds, nor, to the best of its knowledge, any persons named in Schedule A hereto owns beneficially any Securities.

               Except as set forth in this Item 5(a) no person other than the Sprout Funds has the right to receive or the power to direct the receipt of
(i) interest from or the proceeds from the sale of the Notes owned beneficially by the Sprout Funds or (ii) dividends from or the proceeds from the sale of the Series D Preferred Stock owned beneficially by the Sprout Funds.

               Each of the General Partners may be deemed for the purposes of Rule 13d-3 under the Act, to beneficially own, directly or indirectly, the Shares owned by the Sprout Funds. Each of the General Partners disclaims beneficial ownership of such Shares.

               DLJCC, as managing general partner of the Sprout Funds, as the sole stockholder of DLJ IV (an entity that owns less than 5% of the common stock of the Issuer) and as general partner of Sprout CEO Fund, L.P. (an entity that owns less than 5% of the common stock of the Issuer), may be deemed, for the purpose of Rule 13d-3 under the Act, to beneficially own 2,852,694 Shares, representing approximately 27.0% of the outstanding Shares of the Issuer.

               DLJ, as the ultimate parent of the manager of DLJ First ESC, L.L.C. (an entity that owns less than 5% of the common stock of the Issuer), may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own 316,965 Shares, representing approximately 3.0% of the outstanding Shares of the Issuer.

               In addition, as the sole stockholder of DLJCC, DLJ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Shares that may be deemed to be owned beneficially by DLJCC. Because of EQ's ownership interest in DLJ, EQ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Shares that may be deemed to be beneficially owned indirectly by DLJ. Each of DLJ and EQ disclaims beneficial ownership of the Shares.

               Because of AXA's ownership interests in EQ, and the AXA
Voting Trustees' power to vote the EQ shares placed in the AXA Voting Trust, each of AXA and the AXA Voting Trustees may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Shares that EQ may be deemed to beneficially own indirectly. Because of the direct and indirect ownership interest in AXA of Finaxa and the Mutuelles AXA, each of Finaxa and the Mutuelles AXA may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Shares that AXA may be deemed to beneficially own indirectly. AXA, Finaxa, the Mutuelles AXA, and the AXA Voting Trustees expressly disclaim beneficial ownership of any of the Shares.

               (c) No transactions in the Securities have been effected since October 15, 1998 by the Sprout Funds, any other person controlling the Sprout Funds, or to the best of its knowledge, any of the persons named in Schedules A-K.

               (d) Inapplicable.

               (e) Inapplicable.

               Item 6. Contracts, Arrangements, Understandings or Relationships
                       with Respect to Securities of the Issuer.

               See responses to Items 4 and 5.

               The Sprout Funds acquired beneficial ownership of the Securities pursuant to the Purchase Agreement, attached hereto as Exhibit D and incorporated by reference.

               The Amendment, attached hereto as Exhibit E and incorporated by reference herein, sets forth additional rights and privileges of the each of the classes of the Preferred Stock of the Company. More specifically, the Amendment sets forth, where applicable, voting rights, rights to dividends, liquidation preferences, rights of redemption, conversion rights, voting rights, rights to distributions and observer rights.

               The Company and the Investors entered into a Registration Rights Agreement, attached hereto as Exhibit F and incorporated by reference herein, which grants the Investors certain rights with respect to registration under the Securities Act of 1933, as amended. Under the terms of the Registration Rights Agreement, CVCA may demand that the Company register shares held by Investors. Sprout may participate in any such registration upon written notice to the Company. A majority of the Investors may require the Company to file a shelf registration statement, which statement shall qualify as the demand registration of CVCA. The Registration Rights Agreement also grants "piggy-back" rights to the Investors to participate in certain registration statements filed by the Company.

               Except for the Agreements described in this Schedule 13D, to the best knowledge of the Sprout Funds, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons enumerated in Item 2, and any other person, with respect to any securities of the Issuer, including, but not limited to, transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees or profits, division of profits or loss, or the giving or withholding of proxies.

               A copy of each of the Securities Purchase Agreement dated as of May 12, 1998 and the Registration Rights Agreement dated as of May 18, 1998 are attached hereto as Exhibits D and F, respectively and are incorporated herein by reference. The summaries of the terms of the Securities Purchase Agreement dated as of May 12, 1998 and the Registration Rights Agreement dated as of May 18, 1998 set forth herein are qualified in their entirety by reference to Exhibits D and F, respectively.

               Item 7. Material to be Filed as Exhibits.

               SCHEDULE A       Item 2 information for executive officers and
                                directors of DLJ Growth Associates (II), Inc.

               SCHEDULE B       Item 2 information for executive officers and
                                directors of DLJ Capital Associates VII, Inc.

               SCHEDULE C       Item 2 information for executive officers and
                                directors of DLJ Capital Corporation

               SCHEDULE D       Item 2 information for executive officers and
                                directors of Donaldson, Lufkin & Jenrette, Inc.

               SCHEDULE E       Item 2 information for executive officers and
                                directors of The Equitable Companies
                                Incorporated

               SCHEDULE F       Item 2 information for executive officers and
                                directors of AXA

               SCHEDULE G       Item 2 information for executive officers and
                                directors of FINAXA

               SCHEDULE H       Item 2 information for executive officers and
                                directors of AXA Assurances I.A.R.D. Mutuelle

               SCHEDULE I Item 2 information for executive officers and directors of AXA Assurances Vie Mutuelle

               SCHEDULE J       Item 2 information for executive officers and
                                directors of AXA Courtage Assurance Mutuelle

               SCHEDULE K       Item 2 information for executive officers and
                                directors of AXA Conseil Vie Assurance Mutuelle.

               Exhibit A        Joint Filing Agreement among the Reporting
                                Persons

               Exhibit B        Powers of Attorney for Arthur S. Zuckerman

               Exhibit C        Powers of Attorney for Alvin H. Fenichel

               Exhibit D        Securities Purchase Agreement dated as of
                                May 12, 1998.

               Exhibit E        Amendment to Restated Articles of
                                Incorporation, as filed with the Secretary of State of the State of Washington on May 14,
                                1998, as amended by the Articles of Correction as filed with the same on May 18, 1998.

               Exhibit F        Registration Rights Agreement dated as of
                                May 18, 1998.


                                 EXHIBIT INDEX

Exhibit No.         Description                                           Page
-----------         -----------                                           ----

   99.A        Joint Filing Agreement among the Reporting
               Persons

   99.B        Powers of Attorney for Arthur S. Zuckerman

   99.C        Powers of Attorney for Alvin H. Fenichel

   99.D        Securities Purchase Agreement dated as of
               May 12, 1998.

   99.E        Amendment to Restated Articles of
               Incorporation, as filed with the Secretary of State of the State of Washington on May 14,
               1998, as amended by the Articles of Correction as filed with the same on May 18, 1998.

   99.F        Registration Rights Agreement dated as of
               May 18, 1998.



                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      Sprout Growth II, L.P.

                                      By DLJ Capital Corporation,
                                         as Managing General Partner


                                      By: /s/ Marjorie S. White
                                          ------------------------------------
                                          Name:   Marjorie S. White
                                          Title:  Secretary



      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      DLJ Growth Associates II, L.P.

                                      By  DLJ Growth Associates (II), Inc.
                                          as General Partner


                                      By: /s/ Marjorie S. White
                                          ------------------------------------
                                          Name:   Marjorie S. White
                                          Title:  Secretary and Treasurer



      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      DLJ Growth Associates (II), Inc.


                                      By: /s/ Marjorie S. White
                                          ------------------------------------
                                          Name:   Marjorie S. White
                                          Title:  Secretary and Treasurer



     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      Sprout Capital VII, L.P.

                                      By DLJ Capital Corporation,
                                         as Managing General Partner


                                      By: /s/ Marjorie S. White
                                          ------------------------------------
                                          Name:   Marjorie S. White
                                          Title:  Secretary



     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      DLJ Associates VII, L.P.

                                      By DLJ Capital Associates VII, Inc.
                                         as General Partner


                                      By: /s/ Marjorie S. White
                                          ------------------------------------
                                          Name:   Marjorie S. White
                                          Title:  Secretary and Treasurer



      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      DLJ Capital Associates VII, Inc.


                                      By: /s/ Marjorie S. White
                                          ------------------------------------
                                          Name:   Marjorie S. White
                                          Title:  Secretary



      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      The Kroon 1994 Limited Partnership

                                      By Richard E. Kroon
                                      Its General Partner


                                      By: /s/ Arthur S. Zuckerman
                                          ------------------------------------
                                          By:    Arthur S. Zuckerman
                                          Title: Attorney-in-Fact




      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      Patrick J. Boroian


                                      By: /s/ Arthur S. Zuckerman
                                          ------------------------------------
                                          Name:  Arthur S. Zuckerman
                                          Attorney-in-Fact



      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      Philippe O. Chambon


                                      By: /s/ Arthur S. Zuckerman
                                          ------------------------------------
                                          Name:  Arthur S. Zuckerman
                                          Attorney-in-Fact



      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      Robert E. Curry


                                      By: /s/ Arthur S. Zuckerman
                                          ------------------------------------
                                          Name:  Arthur S. Zuckerman
                                          Attorney-in-Fact


       After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      Robert Finzi


                                      By: /s/ Arthur S. Zuckerman
                                          ------------------------------------
                                          Name:  Arthur S. Zuckerman
                                          Attorney-in-Fact


       After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      Keith B. Geeslin


                                      By: /s/ Arthur S. Zuckerman
                                          ------------------------------------
                                          Name:  Arthur S. Zuckerman
                                          Attorney-in-Fact


       After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      The JHT 1994 Limited Partnership

                                      By: Janet A. Hickey
                                      Its General Partner


                                      By: /s/ Arthur S. Zuckerman
                                          ------------------------------------
                                          By:    Arthur S. Zuckerman
                                          Title: Attorney-in-Fact



       After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      Kathleen D. LaPorte


                                      By: /s/ Arthur S. Zuckerman
                                          ------------------------------------
                                          Name:  Arthur S. Zuckerman
                                          Attorney-in-Fact


       After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      Scott F. Meadow


                                      By: /s/ Arthur S. Zuckerman
                                          ------------------------------------
                                          Name:  Arthur S. Zuckerman
                                          Attorney-in-Fact


       After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      Arthur S. Zuckerman


                                      By: /s/ Arthur S. Zuckerman
                                          ------------------------------------
                                          Name: Arthur S. Zuckerman



       After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      Janet A. Hickey


                                      By: /s/ Arthur S. Zuckerman
                                          ------------------------------------
                                          Name:  Arthur S. Zuckerman
                                          Attorney-in-Fact


       After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      Hal Tague


                                      By: /s/ Arthur S. Zuckerman
                                          ------------------------------------
                                          Name:  Arthur S. Zuckerman
                                          Attorney-in-Fact


       After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      Richard E. Kroon


                                      By: /s/ Arthur S. Zuckerman
                                          ------------------------------------
                                          Name:  Arthur S. Zuckerman
                                          Attorney-in-Fact


       After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      Mary Jane Kroon


                                      By: /s/ Arthur S. Zuckerman
                                          ------------------------------------
                                          Name:  Arthur S. Zuckerman
                                          Attorney-in-Fact


      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      DLJ Capital Corporation


                                      By: /s/ Marjorie S. White
                                          ------------------------------------
                                          Name:   Marjorie S. White
                                          Title:  Secretary and Treasurer



      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      Donaldson, Lufkin & Jenrette, Inc.


                                      By: /s/ Marjorie S. White
                                          ------------------------------------
                                          Name:   Marjorie S. White
                                          Title:  Vice President and Secretary



      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      The Equitable Companies Incorporated


                                      By: /s/ Alvin H. Fenichel
                                          ------------------------------------
                                          Name:   Alvin H. Fenichel
                                          Title:  Senior Vice President and
                                                    Controller



      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                      AXA
                                      Finaxa
                                      AXA Assurances I.A.R.D. Mutuelle
                                      AXA Assurances Vie Mutuelle
                                      AXA Courtage Assurance Mutuelle
                                      AXA Conseil Vie Assurance Mutuelle
                                      Claude Bebear, as AXA Voting Trustee
                                      Patrice Garnier, as AXA Voting Trustee
                                      Henri de Clermont-Tonnerre, as AXA
                                            Voting Trustee

                                      Signed on behalf of each of the above


                                      By: /s/ Alvin H. Fenichel
                                          ------------------------------------
                                          Name: Alvin H. Fenichel
                                          Title: Attorney-in-fact



                                                                    Schedule A
                       Executive Officers and Directors
                                      of
                       DLJ Growth Associates (II), Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ Growth Associates (II), Inc. ("Growth Inc.") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of Growth Inc. at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Growth Inc. and each individual is a United States citizen.

      Name, Business Address     Present Principal Occupation
      -----------------------    ----------------------------

 *    Richard E. Kroon           President

 *    Anthony F. Daddino         Vice President; Chief Financial Officer and
                                 Executive Vice President,
                                 Donaldson, Lufkin & Jenrette, Inc.

      Arthur Zuckerman           Vice President

 *    Marjorie S. White          Secretary and Treasurer;
                                 Vice President and Secretary,
                                 Donaldson, Lufkin & Jenertte, Inc.


_______________________________
 *    Director



                                                                    Schedule B

                       Executive Officers and Directors
                                      of
                       DLJ Capital Associates VII, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ Capital Associates VII, Inc. ("DLJCA") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJCA at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJCA and each individual is a United States citizen.

      Name, Business Address      Present Principal Occupation
      ------------------------    ----------------------------

 *    Richard E. Kroon            President and Chief Executive Officer

      Arthur Zuckerman            Vice President

 *    Marjorie S. White           Secretary and Treasurer;
                                  Vice President and Secretary,
                                  Donaldson, Lufkin & Jenrette, Inc.


_______________________________
 *    Director



                                                                    Schedule C

                       Executive Officers and Directors
                                      of
                            DLJ Capital Corporation


      The names of the Directors and the names and titles of the Executive Officers of DLJ Capital Corporation ("DLJCC") and their business addresses and principal occupations are set forth below. Each Director's or Executive Officer's business address is that of DLJCC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJCC and each individual is a United States citizen.

      Name, Business Address      Present Principal Occupation
      ----------------------      ----------------------------

 *    Richard E. Kroon            President and Chief Executive Officer

 *    Anthony F. Daddino          Vice President; Executive Vice President
                                  and Chief Financial Officer, Donaldson,
                                  Lufkin & Jenrette, Inc.

 *    Marjorie S. White           Secretary; Vice President and Secretary,
                                  Donaldson, Lufkin & Jenrette, Inc.

_______________________________
 *    Director



                                                                    Schedule D
                       Executive Officers and Directors
                                      of
                      Donaldson, Lufkin & Jenrette, Inc.

      The names of the Directors and the names and titles of the Executive Officers of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJ at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJ and each individual is a United States citizen.

      Name, Business Address                    Present Principal Occupation
      ----------------------                    ----------------------------
 *    John S. Chalsty                           Chairman

 *    Joe L. Roby                               Chief Executive Officer and President

 *    Henri de Castries (1)                     Senior Executive Vice President Financial Services
      AXA                                       and Life Insurance Activities U.S. & U.K., AXA
      23, avenue Matignon
      75008 Paris, France

 *    Denis Duverne (1)                         Senior Vice President - International Life, AXA
      AXA
      23, avenue Matignon
      75008 Paris, France

 *    Louis Harris                              Chairman and Chief Executive Officer, LH Research
      LH Research                               (research)
      152 East 38th Street
      New York, New York  10016-2605

 *    Michael Hegarty                           Vice Chairman and Chief Operating Officer, The
      The Equitable Life Assurance Society      Equitable Companies Incorporated; President and
      of the United States                      Chief Operating Officer, The Equitable Life
      1290 Avenue of the Americas               Assurance Society of the United States
      New York, NY 10019

 *    Henri G. Hottingeur (2)                   Chairman and Chief Executive Officer, Banque
      Banque Hottingeur                         Hottingeur (banking)
      38, rue de Provence
      75009 Paris, France

 *    W. Edwin Jarmain (3)                      President, Jarmain Group Inc. (private investment
      Jarmain Group Inc.                        holding company)
      Suite 2525, Box 36
      121 King Street, West
      Toronto, Ontario
      M5H 3T9 Canada

 *    Francis Jungers                           Retired
      19880 NW Nestucca Drive
      Portland, Oregon  97229

 *    Edward D. Miller                          President and Chief Executive Officer,
      1290 Avenue of the Americas               The Equitable Companies Incorporated
      New York, New York  10019

 *    W. J. Sanders, III                        Chairman and Chief Executive Officer, Advanced
      Advanced Micro Devices, Inc.              Micro Devices, Inc.
      901 Thompson Place
      Sunnyvale, CA  94086

 *    Stanley B. Tulin                          Executive Vice President and Chief Financial
      The Equitable Companies Incorporated      Officer, The Equitable Companies Incorporated
      1290 Avenue of the Americas
      New York, NY 10019

 *    John C. West                              Retired
      Bothea, Jordan & Griffin
      23B Shelter Cove
      Hilton Head Island, SC  29928

 *    Hamilton E. James                         Managing Director

 *    Richard S. Pechter                        Managing Director

 *    Theodore P. Shen                          Managing Director

 *    Anthony F. Daddino                        Executive Vice President and Chief Financial Officer

_______________________________
 *    Director

(1)   Citizen of the Republic of France
(2)   Citizen of Canada
(3)   Citizen of Switzerland



                                                                    Schedule E
                       Executive Officers and Directors
                                      of
                     The Equitable Companies Incorporated

      The names of the Directors and the names and titles of the Executive Officers of The Equitable Companies Incorporated ("EQ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of EQ at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to EQ and each individual is a United States citizen.

      Name, Business Address                    Present Principal Occupation
      ----------------------                    ----------------------------
 *    Claude Bebear (1)                         Chairman of the Executive Board, AXA
      AXA
      23, avenue Matignon
      75008 Paris, France

 *    John S. Chalsty                           Chairman of the Board, Donaldson, Lufkin &
      Donaldson, Lufkin & Jenrette, Inc.        Jenrette, Inc.
      277 Park Avenue
      New York, NY  10172

 *    Francoise Colloc'h (1)                    Senior Executive Vice President, Group Human
      AXA                                       Resources and Communications, AXA
      23, avenue Matignon
      75008 Paris, France

 *    Henri de Castries (1)                     Vice Chairman of the Board; Senior Executive Vice
      AXA                                       President, Financial Services and Life Insurance
      23, avenue Matignon                       Activities, AXA
      75008 Paris, France

 *    Joseph L. Dionne                          Chairman of the Board, The McGraw-Hill
      The McGraw-Hill Companies                 Companies (publishing)
      1221 Avenue of the Americas
      New York, NY  10020

 *    William T. Esrey                          Chairman of the Board and Chief Executive Officer,
      Sprint Corporation                        Sprint Corporation (telecommunications)
      P.O. Box 11315
      Kansas City, MO  64112

 *    Jean-Rene Fourtou (1)                     Chairman of the Board and Chief Executive Officer,
      Rhone-Poulenc S.A.                        Rhone-Poulenc S.A. (manufacturer of chemicals and
      25 quai Paul Doumer                       agricultural products)
      92408 Courbevoie Cedex
      France

 *    Jacques Friedmann (1)                     Chairman of the Supervisory Board,
      AXA                                       AXA
      9, Place Vendome
      75001 Paris
      France

      Robert E. Garber                          Executive Vice President and General Counsel;
                                                Executive Vice President and General Counsel, The
                                                Equitable Life Assurance Society of the United
                                                States

 *    Donald J. Greene, Esq.                    Counselor-at-Law, Partner, LeBoeuf, Lamb, Greene
      LeBoeuf, Lamb, Greene & MacRae, L.L.P.    & MacRae, L.L.P. (law firm)
      125 West 55th Street
      New York, NY 10019

 *    Anthony J. Hamilton (2)                   Group Chairman and Chief Executive Officer, Fox-
      35 Wilson Street                          Pitt, Kelton Group Limited (finance)
      London, England  EC2M 2SJ


 *    John T. Hartley                           Retired Chairman and Chief Executive Officer,
      Harris Corporation                        currently Director, Harris Corporation (manufacturer
      1025 Nasa Boulevard                       of electronic, telephone and copying systems)
      Melbourne, FL  32919

 *    Michael Hegarty                           Vice Chairman of the Board and Chief Operating
      The Equitable Life Assurance Society      Officer, The Equitable Companies Incorporated;
      of the United States                      President and Chief Operating Officer, The Equitable
      1290 Avenue of the Americas               Life Assurance Society of the United States
      New York, NY 10019

 *    John H. F. Haskell, Jr.                   Director and Managing Director, Warburg Dillon Read
      Warburg Dillon Read LLC                   LLC (investment banking firm)
      535 Madison Avenue
      New York, NY  10022

 *    Mary R. (Nina) Henderson                  President, Bestfoods Grocery (formerly CPC Specialty
      CPC Specialty Markets Group               Markets Group of CPC International, Inc.) (food
      700 Sylvan Avenue                         manufacturer)
      Englewood, NJ  07632

 *    W. Edwin Jarmain (3)                      President, Jarmain Group Inc. (private investment
      Jarmain Group Inc.                        holding company)
      Suite 2525
      121 King Street West
      Toronto, Ontario M5H 3T9
      Canada

 *    Edward D. Miller                          President and Chief Executive Officer; Chairman of
                                                the Board and Chief Executive Officer, The Equitable
                                                Life Assurance Society of the United States

      Peter D. Noris                            Executive Vice President and Chief Investment
                                                Officer; Executive Vice President and Chief
                                                Investment Officer, The Equitable Life Assurance
                                                Society of the United States

 *    Didier Pineau-Valencienne(1)              Chairman and Chief Executive Officer, Schneider S.A.
      64-70, avenue Jean Baptiste Clement       (electric equipment)
      92646 Boulogne Cedex, France

 *    George J. Sella, Jr.                      Retired Chairman, President and Chief Executive
      American Cyanamid Company                 Officer, American Cyanamid Company (manufacturer
      P.O. Box 397                              of pharmaceutical products and agricultural products)
      Newton, NJ  07860

      Jose Suquet                               Executive Vice President; Senior Executive Vice
                                                President and Chief Distribution Officer; The
                                                Equitable Life Assurance Society of the United States

      Stanley B. Tulin                          Executive Vice President and Chief Financial Officer;
                                                Vice Chairman of the Board and Chief Financial
                                                Officer, The Equitable Life Assurance Society of the
                                                United States

 *    Dave H. Williams                          Chairman and Chief Executive Officer, Alliance
      Alliance Capital                          Capital Management Corp. (investment adviser)
      Management Corporation
      1345 Avenue of the Americas
      New York, NY  10105

_______________________________
 *    Director

 (1)  Citizen of the Republic of France
 (2)  Citizen of United Kingdom
 (3)  Citizen of Canada



                                                                    Schedule F

            Executive Officers and Member of Supervisory Board
                                    of
                                    AXA

      The names and titles of the Executive Officers and Supervisory Board of AXA and their business addresses and principal occupations are set forth below. If no address is given, the Member's business is 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA and each individual is a citizen of the Republic of France.

Members of the Executive Committee

      Name, Business Address                   Present Principal Occupation
      ----------------------                   ----------------------------

 *    Claude Bebear                             Chairman of the Executive Board

      Donald Brydon (1)                         Senior Executive Vice President; Chief Executive
                                                Officer, AXA Investment Managers

      Henri de Castries                         Senior Executive Vice President, Financial Services
                                                and Insurance Activities (U.S. and U.K.)

      John Chalsty (2)                          Senior Executive Vice President; Chairman and Chief
                                                Executive Officer, Donaldson, Lufkin & Jenrette, Inc.
                                                (investment banking)

      Francoise Colloc'h                        Senior Executive Vice President, Group Human
                                                Resources and Communications

      Jean-Pierre Gerard (3)                    Senior Executive Vice President; Chief Executive
                                                Officer, Royale Belge (insurance)

      Michael Hart (1)                          Senior Executive Vice President; Chief Executive
                                                Officer, Sun Life & Provincial Holdings PLC
                                                (insurance)

      Denis Kessler                             Senior Executive Vice President, Insurance Activities
                                                outside France, U.K. and the U.S.

      Claas Kleyboldt (4)                       Senior Executive Vice President; Chairman of the
                                                Executive Board of Colonia Konzern AG (insurance)

 *    Gerard de La Martiniere                   Senior Executive Vice President, Chief Financial
                                                Officer

      Jean-Louis Meunier                        Senior Executive Vice President, Chief Underwriting
                                                Officer

      Edward D. Miller (2)                      President and Chief Executive Officer, The Equitable
      The Equitable Companies Incorporated      Companies Incorporated and The Equitable Life
      1290 Avenue of the Americas               Assurance Society of the United States
      New York, NY 10019


 *    Michel Pinault                            Senior Executive Vice President, Group
                                                Administration

      Claude Tendil                             Senior Executive Vice President, Chairman and Chief
                                                Executive Officer - French Insurance Activities,
                                                international risks, transnational insurance projects and
                                                information systems policy

      Geoff Tomlinson (5)                       Senior Executive Vice President; Managing Director,
                                                National Mutual Holdings (insurance)

      Dave H. Williams (2)                      Senior Executive Vice President; Chairman and Chief
      Alliance Capital Management Corp.         Executive Officer, Alliance Capital Management
      1345 Avenue of the Americas               Corporation (investment adviser)
      New York, NY 10105

      Mark Wood                                 Senior Executive Vice President, Managing Director
                                                Sun Life & Provincial Holdings


 *    Member of Executive Board
---------------------------------------------


Members of the Supervisory Board

      Name, Business Address                    Present Principal Occupation
      ----------------------                    ----------------------------
      Jacques Friedmann                         Chairman of the Supervisory Board
      9 Place Vendome
      75008 Paris, France

      Jean-Louis Beffa                          Chairman and Chief Executive Officer, Compagnie de
      "Les Miroirs"                             St. Gobain (industry)
      Cedex 27
      92096 Paris La Defense, France

      Antoine Bernheim                          General Partner, Lazard Freres et Cie (investment
      121, Boulevard Haussman                   banking); Chairman, Assicurazioni Generali S.p.A.
      75008 Paris, France                       (insurance)

      Jacques Calvet                            Chairman of the Executive Board, Peugeot S.A. (auto
      75, avenue de la Grande Armee             manufacturer)
      75116 Paris, France

      Henri de Clermont-Tonnerre                Chairman of the Supervisory Board, Qualis SCA
      90, rue de Miromesnil                     (transportation)
      75008 Paris, France

      David Dautresme                           General Partner, Lazard Freres et Cie (investment
      121, Boulevard Haussman                   banking)
      75008 Paris, France

      Guy Dejouany                              Honorary Chairman, Compagnie General des Eaux
      52, rue d'Anjou                           (industry and services)
      75008 Paris, France

      Paul Desmarais (7)                        Chairman and Chief Executive Officer, Power
      751, Square Victoria                      Corporation of Canada (industry and services)
      Montreal Quebec
      H3Y 3J7 Canada

      Jean-Rene Fourtou                         Chairman and Chief Executive Officer, Rhone-Poulenc
      25, quai Paul Doumer                      S.A. (industry)
      92408 Courbevoie Cedex
      France

      Michel Francois-Poncet                    Chairman of the Supervisory Board, Compagnie
      3, rue d'Autin                            Financiere de Paribas (financial services and banking)
      75002 Paris, France

      Patrice Garnier                           Retired
      Latreaumont
      76360 Baretin, France

      Anthony J. Hamilton (1)                   General Partner, Fox-Pitt, Kelton Group Limited
      35 Wilson Street                          (finance)
      London, England  EC2M 2SJ

      Henri Hottinguer (6)                      Chairman and Chief Executive Officer, Banque
      38, rue de Provence                       Hottinguer (banking)
      75009 Paris, France

      Richard H. Jenrette (2)                   Senior Advisor, Donaldson, Lufkin & Jenrette, Inc.
      c/o Donaldson, Lufkin & Jenrette, Inc.    (investment banking)
      277 Park Avenue
      New York, New York  10172

      Henri Lachmann                            Chairman and Chief Executive Officer, Strafor Facom
      56, rue Jean Giraudoux                    (office furniture)
      67000 Strasbourg, France

      Gerard Mestrallet                         Chairman and Chief Executive Officer, Compagnie de
      1, rue d'Astorg                           Suez (finance)
      75008 Paris, France

      Friedel Neuber                            Chairman of the Executive Board, WestDeutsche
      Girozentrade Herzogstrasse 15             Landesbank (banking)
      D40127 Dusseldorf, Germany

      Alfred von Oppenheim (4)                  Chairman, Bank Oppenheim (banking)
      Konsortium Oppenheim
      Unter Sachsenrausen 4
      50667 Koln, Germany

      Michel Pebereau                           Chairman and Chief Executive Officer, Banque
      16, Boulevard des Italiens                Nationale de Paris (banking)
      75009 Paris, France

      Didier Pineau-Valencienne                 Chairman and Chief Executive Officer, Schneider S.A.
      64-70, avenue Jean Baptiste Clement       (electric equipment)
      92646 Boulogne Cedex, France

      Bruno Roger                               General Partner, Lazard Freres & Cie (investment
      21, Boulevard Hausmann                    banking)
      75008 Paris, France

      Simone Rozes                              First Honorary President, Cour de Cassation
      2, rue Villaret de Joyeuse                (government)
      75017 Paris, France

------------------------
  (1)  Citizen of the United Kingdom
  (2)  Citizen of the United States of America
  (3)  Citizen of Belgium
  (4)  Citizen of Germany
  (5)  Citizen of Australia
  (6)  Citizen of Switzerland
  (7)  Citizen of Canada



                                                                     Schedule G
                            Executive Officers and
                      Members of Conseil d'Administration
                                      of
                                    FINAXA

      The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Finaxa and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Finaxa at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Finaxa and each individual is a citizen of the Republic of France.

      Name, Business Address                Present Principal Occupation
      ----------------------                ----------------------------
 *    Claude Bebear                         Chairman and Chief Executive Officer; Chairman of
                                            the Executive Board, AXA

 *    Henri de Castries                     Senior Executive Vice President, Financial Services
                                            and Life Insurance Activities (U.S. & U.K.), AXA

 *    Henri de Clermont-Tonnerre            Chairman of the Supervisory Board, Qualis SCA
      90, rue de Miromesnil                 (transportation)
      75008 Paris, France

 *    Jean-Rene Fourtou                     Chairman and Chief Executive Officer, Rhone-Poulenc
      25, quai Paul Doumer                  S.A. (industry)
      92408 Courbevoie Cedex
      France

 *    Patrice Garnier                       Retired
      Latreaumont
      76360 Baretin, France

 *    Henri Hottinguer (1)                  Chairman and Chief Executive Officer, Banque
      38, rue de Provence                   Hottinguer (banking)
      75009 Paris, France

 *    Paul Hottinguer (1)                   Assistant Chairman and Chief Executive Officer,
      38, rue de Provence                   Banque Hottinguer (banking)
      75009 Paris, France

 *    Henri Lachmann                        Chairman and Chief Executive Officer, Strafor Facom
      56, rue Jean Giraudoux                (office furniture)
      67000 Strasbourg, France

 *    Andre Levy-Lang                       Chief Executive Officer, Paribas
      3, rue d'Antin                        (banking)
      75002 Paris, France

      Gerard de la Martiniere               Chief Executive Officer; Senior Executive Vice
                                            President, Chief Financial Officer, AXA

 *    Georges Rousseau                      Retired
      2, rue des Mouettes
      76130 Mont Saint Aignan, France

------------------------------------------
 *    Member, Conseil d'Administration

 (1)  Citizen of Switzerland




                                                                     Schedule H

                            Executive Officers and
                      Members of Conseil d'Administration
                                      of
                       AXA ASSURANCES I.A.R.D. MUTUELLE

      The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances I.A.R.D. Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances I.A.R.D. Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances I.A.R.D. Mutuelle and each individual is a citizen of the Republic of France.

      Name, Business Address                Present Principal Occupation
      ----------------------                ----------------------------
 *    Claude Bebear                         Chairman; Chairman of the Executive Board,
      23, avenue Matignon                   AXA
      75008 Paris, France

      Jean-Luc Bertozzi                     Executive Officer

 *    Jean-Pierre Chaffin                   Manager, Federation de la Metallurgie (industry)
      5, rue la Bruyere
      75009 Paris, France

 *    Gerard Coutelle                       Retired

 *    Henri de Castries                     Senior Executive Vice President, Financial Services
      23, avenue Matignon                   and Life Insurance Activities (U.S. & U.K.), AXA
      75008 Paris, France

 *    Jean-Rene Fourtou                     Chairman and Chief Executive Officer, Rhone-Poulenc
      25, quai Paul Doumer                  S.A. (industry)
      92408 Courbevoie Cedex
      France

 *    Patrice Garnier                       Retired
      Latreaumont
      76360 Baretin, France

 *    Henri Lachmann                        Chairman and Chief Executive Officer, Strafor Facom
      56, rue Jean Giraudoux                (office furniture)
      67000 Strasbourg, France

 *    Francois Richer                       Retired

 *    Georges Rousseau                      Retired
      2, rue des Mouettes
      76130 Mont Saint Aignan, France

 *    Claude Tendil                         Chief Executive Officer; Senior Executive Vice
                                            President, French Insurance Activities, AXA

 *    Nicolas Thiery                        Chairman and Chief Executive Officer, Etablissements
      6 Cite de la Chapelle                 Jaillard (management consulting)
      75018 Paris, France

 *    Francis Vaudour                       Chief Executive Officer, Segafredo Zanetti France
      14, boulevard Industriel              S.A. (coffee importing and processing)
      76301 Sotteville les Rouen, France

 ------------------------------------------
 *    Member, Conseil d'Administration



                                                                    Schedule I

                            Executive Officers and
                      Members of Conseil d'Administration
                                      of
                          AXA ASSURANCES VIE MUTUELLE

      The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances Vie Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

      Name, Business Address                Present Principal Occupation
      ----------------------                ----------------------------
 *    Claude Bebear                         Chairman; Chairman of the Executive Board, AXA
      23, avenue Matignon
      75008 Paris, France

      Jean-Luc Bertozzi                     Executive Officer

 *    Jean-Pierre Chaffin                   Manager, Federation de la Metallurgie (industry)
      5, rue la Bruyere
      75009 Paris, France

 *    Henri de Castries                     Senior Executive Vice President, Financial Services
      23, avenue Matignon                   and Life Insurance Activities (U.S. & U.K.), AXA
      75008 Paris, France

 *    Henri de Clermont-Tonnerre            Chairman of the Supervisory Board, Qualis SCA
      90, rue de Miromesnil                 (transportation)
      75008 Paris, France

 *    Gerard Coutelle                       Retired

 *    Jean-Rene Fourtou                     Chairman and Chief Executive Officer, Rhone-Poulenc
      25, quai Paul Doumer                  S.A. (industry)
      92408 Courbevoie Cedex
      France

 *    Henri Lachmann                        Vice Chairman; Chairman and Chief Executive
      56, rue Jean Giraudoux                Officer, Strafor Facom (office furniture)
      67000 Strasbourg, France

 *    Francois Richer                       Retired

 *    Georges Rousseau                      Retired
      2, rue des Mouettes
      76130 Mont Saint Aignan, France

 *    Claude Tendil                         Chief Executive Officer; Senior Executive Vice
                                            President, French Insurance Activities, AXA

 *    Nicolas Thiery                        Chairman and Chief Executive Officer, Etablissements
      6 Cite de la Chapelle                 Jaillard (management consulting)
      75018 Paris, France

 *    Francis Vaudour                       Chief Executive Officer, Segafredo Zanetti France
      14, boulevard Industriel              S.A. (coffee importing and processing)
      76301 Sotteville les Rouen, France

 ------------------------------------------
 *    Member, Conseil d'Administration



                                                                     Schedule J

                            Executive Officers and
                      Members of Conseil d'Administration
                                      of
                        AXA COURTAGE ASSURANCE MUTUELLE

      The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Courtage Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Courtage Assurance Mutuelle at 26, rue de Louis-le-Grand, 75002 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Courtage Assurance Mutuelle and each individual is a citizen of the Republic of France.

      Name, Business Address                             Present Principal Occupation
      ----------------------                             ----------------------------
 *    Claude Bebear                                      Chairman; Chairman of the Executive Board, AXA
      23, avenue Matignon
      75008 Paris, France

 *    Francis Cordier                                    Chairman and Chief Executive Officer, Group Demay
      rue Nicephore Niepce BP 232 76304 Sotteville       Lesieur (food industry)
      Les Rouen, France

 *    Gerard Coutelle                                    Retired

 *    Henri de Castries                                  Senior Executive Vice President, Financial Services
      23, avenue Matignon                                and Life Insurance Activities (U.S. & U.K.), AXA
      75008 Paris, France

 *    Jean-Rene Fourtou                                  Chairman and Chief Executive Officer, Rhone-Poulenc
      25, quai Paul Doumer                               S.A. (industry)
      92408 Courbevoie Cedex
      France

 *    Patrice Garnier                                    Retired
      Latreaumont
      76360 Baretin, France

 *    Henri Lachmann                                     Vice Chairman; Chairman and Chief Executive
      56, rue Jean Giraudoux                             Officer, Strafor Facom (office furniture)
      67000 Strasbourg, France

 *    Francis Magnan                                     Chairman and Chief Executive Officer, Compagnie
      50, boulevard des Dames                            Daher (air and sea transportation)
      13002 Marseille, France

 *    Jean de Ribes                                      Chairman and Chief Executive Officer, Banque
      13, rue Notre Dame des Victoires 75008 Paris,      Rivaud (banking)
      France

 *    Georges Rousseau                                   Retired
      2, rue des Mouettes
      76130 Mont Saint Aignan, France

 *    Jean-Paul Saillard                                 Manager, AXA
      23, avenue Matignon
      75008 Paris, France

 *    Claude Tendil                                      Chief Executive Officer; Senior Executive Vice
      21, rue de Chateaudun                              President, French Insurance Activities, AXA
      75009 Paris, France

 ------------------------------------------
 *    Member, Conseil d'Administration



                                                                     Schedule K

                            Executive Officers and
                      Members of Conseil d'Administration
                                      of
                      AXA CONSEIL VIE ASSURANCE MUTUELLE

      The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Conseil Vie Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Conseil Vie Assurance Mutuelle at Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Conseil Vie Assurance Mutuelle and each individual is a citizen of the Republic of France.

      Name, Business Address                Present Principal Occupation
      ----------------------                ----------------------------
 *    Claude Bebear                         Chairman; Chairman of the Executive Board, AXA
      23, avenue Matignon
      75008 Paris, France

 *    Henri Brischoux                       Corporate Secretary; G.I.E. AXA France
      21, rue de Chateaudun
      75009 Paris, France

 *    Bernard Cornille                      Audit Manager, AXA Assurances
      21, rue de Chateaudun
      75009 Paris, France

 *    Henri de Castries                     Senior Executive Vice President, Financial Services
      23, avenue Matignon                   and Life Insurance Activities (U.S. & U.K.), AXA
      75008 Paris, France

 *    Henri de Clermont-Tonnerre            Chairman of the Supervisory Board, Qualis SCA
      90, rue de Miromesnil                 (transportation)
      75008 Paris, France

 *    Claude Fath                           Executive Officer

 *    Jean-Rene Fourtou                     Chairman and Chief Executive Officer, Rhone-Poulenc
      25, quai Paul Doumer                  S.A. (industry)
      92408 Courbevoie Cedex
      France

 *    Patrice Garnier                       Retired
      Latreaumont
      76360 Baretin, France

 *    Henri Lachmann                        Vice Chairman; Chairman and Chief Executive
      56, rue Jean Giraudoux                Officer, Strafor Facom (office furniture)
      67000 Strasbourg, France

 *    Georges Rousseau                      Retired
      2, rue des Mouettes
      76130 Mont Saint Aignan, France

 *    Claude Tendil                         Chief Executive Officer; Senior Executive Vice
      21, rue de Chateaudun                 President, French Insurance Activities, AXA
      75009 Paris, France

 *    Francis Vaudour                       Chief Executive Officer, Segafredo Zanetti France
      14, boulevard Industriel              S.A. (coffee importing and processing)
      76301 Sotteville les Rouen,
      France

 ------------------------------------------
 *    Member, Conseil d'Administration